UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2006

Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously disclosed, Jabil Circuit, Inc. (the “Company”) is involved in several shareholder derivative and purported securities class action lawsuits in connection with certain historical stock option grants. The Company also is responding to an informal inquiry from the SEC and has received a subpoena from the U.S. Attorney’s office for the Southern District of New York that relate to such grants. In light of these developments, the Company, through its legal counsel, who are being assisted by accounting advisors, has been evaluating its historical stock option grant practices. That evaluation is not complete. Separately, a Special Review Committee (“SRC”) of the Company’s Board of Directors was appointed to review the allegations in the derivative actions. The SRC’s review is not complete.

The issues under review principally reflect changes in the Company’s understanding of the requirements for identifying appropriate measurement dates for option grants as defined in relevant accounting guidance or errors in interpreting such guidance, and administrative and logistical errors made in effecting the options program. However, the Company’s review of these matters is ongoing and not complete.

As a result of its ongoing review, on November 7, 2006, the Company concluded that it will need to restate its 2005 financial statements and related disclosures. The Company’s 2005 financial statements and related disclosures, including the 2005 Report on Internal Controls over Financial Reporting, should no longer be relied upon. As of the date of this filing, the Company has not conclusively determined which other time periods may need to be restated or the exact amount of the restatements or the impact of any related tax consequences of these differences in measurement dates. The Company has discussed the matters disclosed in this Item 4.02(a) with its independent registered public accountants.

Upon the conclusion of its evaluation, the Company intends to file any financial statements required to be restated, as well as its annual report on Form 10-K for the year ending August 31, 2006, as soon as practicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC.
(Registrant)

November 14, 2006	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander,
Chief Financial Officer

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